Exhibit 99.3








                                  HS RESOURCES

                             MODERATOR: MIKE HIGHUM
                                FEBRUARY 25, 1999
                                  1:00 P.M. CT

                                EDITED TRANSCRIPT

Operator: Good day everyone and welcome to this HS Resources Fourth Quarter and full year 1998 conference call. Today's call is being recorded. A replay will be available at 3:00 p.m. Central Time today. You can access the replay by dialing 719-457-0820 and reference pass code 632934. Again, that number is 719-457-0820, pass code 632934. At this time I would like to turn the call over to the President of HS Resources, Mr. Mike Highum. Please go ahead, Sir.

Mike Highum: Thank you and good afternoon everybody. This is Mike Highum, and welcome to our 1998 year end and fourth quarter earnings conference call. Well, as everyone knows we're facing one of the most difficult times I think any of us of any age has seen in the oil and gas industry. Obviously, as a result of low prices and the potential for additional weakness in gas prices, cash flows of most companies have been hit hard and stock prices have been decimated. Our stock price is no exception. If it's any consolation to you out there, Senior Management owns about 15% of the company so we also feel the pain. Ironically and in sharp contrast to the state of the industry, we had a very strong 1998 and we're quite optimistic about the future. Despite low product prices, as Jim Duffy will detail in a minute, we posted what we consider to be some pretty good numbers for the year adjusted for the Mid-Continent sale. Production was up about 30% over 1997. We replaced almost 200% of our production and would have been about

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     300% if we'd been using the same product price deck we had at the end of
     1997, and we showed meaningful reserve increases, all despite cash flow and capital constraints. We believe that our success during this time was achieved because we continued to emphasize what we consider to be the fundamentals and to concentrate on our core strengths and competitive advantages. Those include efficient operations, the execution of an aggressive DJ Basin exploitation program, a technology-driven exploration program in the Gulf Coast and aggressive balance sheet management.

     Before turning it over to Jim, I'd like to highlight a few of what we consider to be the primary achievements of the company for 1998. I'll discuss some of these in a bit more detail after Jim reviews the financial information. First, I think and one of the most important accomplishments in 1998 was the operational integration of the DJ properties that we acquired from Amoco in February. By March, over 800 wells were fully integrated into our operational base. As we expected, we were able to wring additional efficiencies out of these wells and as a result, our per unit operating costs in the DJ decreased by about 40 cents per BOE, or about 14%. I mentioned just a minute ago that one of our core competencies is our efficient operations. Our combined LOE and G&A for 1998 was $3.17 per BOE which has to be among the very best in the industry. Obviously, it's important in times like this to have low operating costs. I should also point out that we increased production from the existing Amoco wells during the year by about 10%. That does not include the new activities that we undertook in existing wells. That was just the PDP production.

     The second achievement that I'd like to note was the execution of our aggressive exploitation program in the DJ Basin. During the year, we undertook about 450 activities which included such activities as infill J Sand drillings and deepenings, Codell deepenings and refracs. Again, these activities all generate almost immediate cash flow because the infrastructure is already in place. These are


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     very critical components in a time of low product prices. As a result of these activities, we increased our DJ Basin production by about 20%, comparing daily exit rates at the beginning of the year to the end of the year. We now produce about 45% of the gases produced from the Greater Wattenberg area and that's an amount equivalent to about 25% of all the gas consumed in the state of Colorado.

     The third thing that we did that I think was very important is that we successfully executed our 3-D seismic exploration program in the Gulf Coast. We drilled 24 wells and had 17 discoveries. Based on our drilling costs alone, our finding costs in the Gulf Coast was about $1.50 per BOE. We believe that in the aggregate when these projects are fully developed that land and seismic cost will add about another $1.00 to $1.50. So, as you can see, we're achieving very strong results in the Gulf Coast.

     Finally, as Jim will discuss here in just a minute, we undertook a number of steps to solidify our balance sheet we jumped through a very small opening in the capital markets to term out $85 million worth of debt. We sold our Mid-Continent properties and paid down our debt and we profitably hedged product prices and locked in interest rates. As a result of focusing on these core competencies and emphasizing the fundamentals, we believe that HS is in very good shape going forward. With that, I'm going to turn it over to Jim to discuss our financial results. Then I'll come back and provide and little more detail on our operational results. Jim.

Jim Duffy: Thanks Mike. I'd like to begin today by briefly discussing our decision to change our accounting method from full cost to successful efforts because the change affects many of the numbers that we're going to be discussing today and the numbers that you're going to see from us in the future. As many of you know, prior to 1996, the majority of our activities were concentrated in the Rocky


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     Mountains and in particular, the DJ Basin. Because the majority of our costs were attributable to a single field, namely Wattenberg where we didn't have any exploration or dry hole expenditures, the full cost and successful efforts methods would have generated very similar results. So we were frankly somewhat indifferent as to the method that we used. However, as we've moved into new areas and increased our exploration activities we believe that the size and the scope of the company's business now lends itself more appropriately to successful efforts and thus the change. Some of the specific effects of this change include: first, we have accumulated inception-to-date charge to retained earnings as result of converting to successful efforts of about $35 million compared to our September 30, 1998 retained earnings balance under full cost. Second, we have a fourth quarter 1998 impairment charge under successful efforts of about $5.3 million pre tax. This amount is attributable to certain costs on a number of non-core activities, all of which have now been fully written off. More importantly though, in the DJ area under successful efforts we have a ceiling cushion of nearly $400 million at December 31st, approximately $40 million in the Gulf Coast at December 1998. To put this in perspective, we've run some calculations and assuming a $10 barrel oil price, gas prices in the DJ have to go well below $1.30 per MCF and under $0.50 in MCF in the Gulf Coast before we would begin to experience impairment charges in those areas. As far as financial presentation is concerned, because all of the G&G and non-productive . . . . [somebody's got their phone on. Maybe they can check their microphone and mute it if they could please]. As far as financial presentation is concerned, because all G&G and non-productive exploration expenditures are deducted from income under successful efforts we will now add back these charges along with non-cash charges for DD&A impairments and deferred taxes to calculate operating cash flow with the same treatment for EBITDAX to essentially correlate with our prior calculation of EBITDA. One additional difference under successful efforts is that no internal overhead charges can be capitalized. Under full cost in 1997 and 1996, we capitalized approximately $3.5 million in each year for internal costs attributable


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     to our acquisition activities. This represented about 1% of the acquisition transaction values in those two years. These amounts have now been expensed in the restated P&Ls. Lastly, we've now received approval for the accounting change from our bank group and have amended the appropriate section of our credit agreement to recalibrate covenants under the successful efforts method. We are now a successful efforts company with all the appropriate bank covenants properly corrected.

     Turning now to our operating results including the Mid-Continent, in 1998 we had total production of approximately 12.1 million BOE compared to 9.3 million in 1997 which is an increase of more than 30%. Excluding the Mid-Continent 1998 production was 10.7 million BOE versus 6.2 million in 1997, which was an increase of 73%. Because these numbers include the Amoco acquisition for all of 1998 but not 1997, a more important measure, and I believe that Mike alluded to this earlier, is that our daily production rates at the end of the fourth quarter grew by more than 20% over the end of 1997. This production growth primarily reflects the significant incremental production we've achieved through production enhancements on the Amoco properties and from ongoing development activities.

     I should point out however, that due to the timing of new production in the Gulf Coast area, the fourth quarter of 1998 was only moderately impacted by new Gulf Coast production. In fact, we believe that we will see net daily production nearly triple from the end of this past quarter to the end of the first quarter of 1999 from a little over 6 million a day to nearly 20 million a day. So those activities are just now beginning to really come on line and affect our production.

     With respect to product prices in the fourth quarter, we realized a net gas price of $1.97 per MCF versus $2.57 last year. Fortunately, in the 1998 quarter, our price included hedging benefits of $0.17 per MCF. For oil, we realized a net price of


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     $13.41 including hedge benefits on $2.23 a barrel, which obviously had a significant impact on our overall price. That compares to a net realized price of $19.04 in the fourth quarter of 1997. Fortunately, our hedging gains added meaningfully to our cash flow which combined with the higher production levels and lower operating and overhead cost resulted in cash flow per share of $0.88 in the fourth quarter of 1998 versus $1.10 in the fourth quarter of 1997. This is despite the significantly lower net product price realization. For the full year, our net realized gas price in 1998 was $1.96 with hedging, compared to $2.19 in 1997 with oil at $14.58 compared to $19.71 in the 1997 year. For the full year, cash flow per share was $3.92 in 1998 compared to $3.91 and 1997 reflecting the higher production and improved operating efficiencies against the lower product prices.

     With respect to our continuing program to maximize operating efficiencies, as Mike mentioned earlier, we achieved substantially lower cost in 1998 with a combined LOE and G&A rate per BOE of $3.17 compared to $3.94 in 1997. I think it's important to note that we have always focused on maximizing our operating efficiencies and we believe that we'll be able to achieve an even lower rate in 1999 where we anticipate a combined rate of less than $3.00 per BOE. There really are not many in the industry who can say that.

     Turning to our proved reserves position, at December 1998 gross new reserve additions replaced production by more than 300% before giving effect to losing approximately 16 million BOE due to lower prices. However, even with the effect of lower prices, our net production replacement was nearly 200% with net reserves increasing by roughly 6% after giving effect to the 32 million of BOE reserves sold in the Mid-Continent. Overall, our proved reserves position grew to 170 million BOE, or more than 1 TCF equivalent with nearly 80% of our total reserves in natural gas. Using year end prices of $1.94 per MCF and $9.99 a barrel (hard prices to say actually), our PV 10 value was $532 million compared

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     to $823 million in December 1997, which reflected prices of $16.38 and
     $2.31 per MCF. However, if we apply those 1997 prices to our year end 1998 reserves, our PV 10 value would have been $762 million. You should keep in mind, that's after realizing $158 million from the Mid-Continent divestiture. During 1998, our net cap ex program totaled approximately $92 million. Of this amount, $64 million was in the DJ, $3.5 million in the Northern Rockies, and $24 million in the Gulf Coast. As a result, we realized single year book finding cost of approximately $4.40 per BOE in total and about $3.43 per BOE when we exclude land and seismic which really need to be spread out over future projects as well.

     Looking at our current hedging position, we currently have nearly 60% of our 1999 gas production hedged at just under $2.00 per MCF net to the wellhead and more than 40% of our expected oil production hedged at nearly $15. We think these significant hedge positions will provide more than $13 million of additional cash flow in 1999 compared to current strip prices. When you look at our anticipated capital program this year of $65 million to $75 million, these hedge positions will provide very important cash flow support as we fund our ongoing activities.

     Turning now to our financial position during 1998, we successfully completed a number of transactions, which significantly strengthened our balance sheet. First, as Mike mentioned, we sold our Mid-Continent properties and applied the $158 million of proceeds to repayment of bank debt. I should point out that the sale of these properties not only provided us with meaningful capital with which to repay debt but also resulted in a very excellent return on the investment over the roughly two years we held them. After taking into account all the costs associated with acquiring developing and producing the Tide West properties the proceeds from production of property sales resulted in an overall 27% return on equity. That's after giving affect to all interest and taxes that were paid on the

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     sale. So, great return. We think that the timing and execution of our purchase, the ultimate disposition of the properties, the value we generated, and strong product prices during the period we held them, resulted in a great investment and terrific return for our shareholders.

     Secondly, in December we successfully completed an $85 million add on financing to our 9-1/4% subordinated notes which are due in 2006. This transaction allowed us to term out a significant amount of bank debt and bring additional stability to our balance sheet at a good rate, particularly in today's market. HS was one of the very few companies in our peer group to complete a subordinated debt transaction in 1998. It was really very gratifying to us that our bond investors repeatedly told us that our long-lived gas reserves, stable predictable production, along with our hedging programs, low operating costs, and the substantial inventory of existing growth projects provides them significant comfort in making a long term debt investment in HS. This is particularly true compared to many of our peer group companies that don't have the same fortunate circumstances.

     The other element of our program in 1998 was the hedging activities we undertook for both product prices and interest rates. I've already discussed product price hedges, but we also locked in long-term, record low interest rates on a substantial portion of our bank debt. In a single transaction, for example, we locked in an interest rate of 5.8% for the next seven years on $80 million of debt or more than one-third of our current bank debt. We believe that as a result of stabilizing interest rates, protecting product prices and appropriately managing our costs we will generate excellent operating margins, particularly in the current low price environment which will provide cash flow for both debt service and to fund our ongoing cap ex program. At the current time we have approximately $230 million of bank debt outstanding against a borrowing base of $280 million which, given that we intend to fund our cap ex program out of cash

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     flow for the foreseeable future, provides us with meaningful liquidity and plenty of financial flexibility. At December 31, 1998, we had total debt of $3.14 per BOE down from $3.31 per BOE at December 1997. Our goal is to reduce our debt per BOE to less than $2.75 by the end of 1999. We believe we'll do that as a result of adding reserves through our ongoing projects and to a lesser extent some selective, non-core property divestitures and monetizations. Overall, we believe that we significantly improved our financial position during 1998 and that our capital structure is now efficiently aligned with our strategic initiatives to support our on going growth activities. With that I'll turn it back over to Mike.

Mike Highum: Thanks, Jim. I've just been told that I should recite the safe harbor language, and it goes as follows. In this call we have been and will be discussing several matters which should be considered forward-looking statements under the federal securities laws. These may include statements regarding project plans, capital expenditures, product prices, or similar statements. Obviously, actual results may differ from any of our current projections or plans. Additional information concerning the factors that could cause actual results to differ materially from our statements are contained in our press release and in our report on form 8-K filed February 26, 1997.

     I'm going talk a little bit about our operational results, although I hope that all of you have had a chance to look at the additional press release that we issued. It provided more information about our operational results than we have generally provided in the past, primarily because we've been so active and there's been a lot going on. I'm going to hit some of the highlights of the DJ, Gulf Coast, and a little bit in the Northern Rockies. As I mentioned, we did over 450 activities in the DJ, including 214 refracs. The results from these refracs continue to be in line with what we have stated previously. The initial production post frac is approximately
     7.5 times the pre-frac production level. Our year end 1998 engineering shows an average reserve increase of about 137 million cubic feet in


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     5,000 to 6,000 barrels of oil and a finding cost of about $3.35 on the refracs. During the year, we also drilled 29 new J sand wells at an average cost of about $360,000 per well. We added just about .75 BCF per well and over 5,000 barrels of oil. Again, our finding costs in these new J sand wells was under $3 per BOE. Additionally, we did 41 J sand deepenings. These are cheaper. We were able to do them at about $216,000 per well with a production increase on average of about 400,000 cubic feet of gas per day. We added about 23.5 BCF of new reserves with a finding cost of about $1.60 per BOE. Finally, importantly, we deepened a number of wells to the Dakota. As you may recall, this is a slightly riskier channel formation which lies just below the J sand. We deepened 52 wells, 26 were successful, six were marginal and 20 were unsuccessful. This is a riskier play. You wouldn't really want to drill these wells stand alone to the Dakota, but to deepen them from the J Sand or Codell is relatively inexpensive. We were able to add about 12 BCF of new reserves for a little over $4 million for a finding cost of about $2.40 per BOE. So we did quite well there.

     Turning to the Gulf Coast, we have a large number of project areas there. We have over 20 project areas now, rights to over 250,000 acres and over 770 square miles of 3 D seismic. There's a lot going on. During 1998 in Buhler which was kind of our kick off program we drilled an additional four wells successfully out of 6 attempts and those were brought on line. Buhler reserves are running at about 450 thousand BOE per well as you may recall we have a small interest on Buhler we used it to set up the program in North Gillis and (Iowa/Woodlawn) and Indian Village. The results from the wells in Buhler, in which we have about a 3% interest, allowed us to perfect the application of 3D seismic to the Hackberry. In DeVillier we drilled two wells during the year. We had a partial interest in these. They had an aggregate of about 2.1 BCFE net to the company which cost us approximately $500,000, so we had a strong finding cost there also.

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     As you recall the next project that we drilled after Buhler was North
     Gillis. In North Gillis we have a 37.5% interest. The primary target is the Hackberry formation. During 1998, we drilled nine wells, seven of which were completed as producers. The average well cost about $850,000 to drill and complete, and our average estimated reserves on these wells is about 930,000 BOE per well. We also drilled a Yegua test in the North Gillis area. It was successful and cost about $1.7 million with gross reserves in excess of 10 BCF so we're doing quite well there. In Indian Village (this is a 116 square mile 3 D program that targets the Hackberry formation) we drilled our first well in December. It appears to be successful with gross reserves estimated at between 13 and 16 BCF. The well cost approximately $1.1 million. We've identified six additional leads that we will be drilling and have about 50% interest in the project area. We're the operator. In Welsh during the third quarter, the company completed a well called the HSR Victory Financial. In that well we have a 37.5% interest and it's come on production at just under a million cubic feet of gas per day.

     There are a number of other areas that we've been active in. I'll run through them really very quickly. We are interpreting 3 D seismic in our Bayou Choupique area, are interpreting 3D seismic in our Bayou Shafer-Ramos area. We're interpreting 3D seismic in our Edgerly project area. St Mary's is a partner in that area and they are publicly saying they've identified a couple of prospects already. We are preparing seismic in our Hathaway project area and we have begun to drill the shot holes for the seismic in our Starks project area. In Roanoke we will be spudding our second well probably by the beginning of April and we're interpreting 3D seismic in Big Creek and Port Barre.

     To bring you up to date, really since the beginning of the year, we have drilled or are in the course of drilling four additional wells. We drilled the M Half Circle on our Lox B project area and that looks like its going have and excess of about 10 BCF of reserves. We drilled an additional well in North Gillis. It is a Struma


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     discovery and looks like it will be a 2 to 3 BCF type well. We are drilling a well on our DeVillier prospect right now. It is drilling as we talk. We are also drilling on our Big Creek prospect. We have some shows in the Vicksburg and the Yegua. So there's a lot going on. We have a lot of project areas and we're getting good results. As I mentioned, overall we're 17 for 24 for the year. We've now drilled over 50 wells and we've really developed a significant expertise in the 3D applications here.

     Quickly, in the Northern Rockies, as you know, there are three main project areas that we had activity in. You may recall that our approach to the Northern Rockies since our capital is being allocated primarily to the DJ and the Gulf Coast was to bring in partners and allow them to spend some of the risk money. One exception to that was our Gold Coast well which we drilled during the fourth quarter. That well has encouraging log data. It's shut in for the winter. We're going to be evaluating in the spring. We have a large acreage position here. On South Jonah about four miles south of the Jonah field, we participated in a well that was drilled by the McMurray Oil Company. We ran pipe on the HSR Holmes Federal after encountering a number of sections that seem potentially productive in both the overly pressured and normally pressured sands. Again this is a large project area, and we expect to be doing further testing as we go forward. The third project area is Pinedale where Ultra Petroleum and Lance Oil And Gas drilled two tests on our acreage that we farmed out. Operations on these wells have been suspended and the wells are shut in for the winter under a Bureau Of Land Management requirement. So in each of these areas we have significant acreage positions. We have some remaining upside. By and large we're letting other people spend the risk dollars there. That summarizes the operational results.

     You know, to summarize overall, as I mentioned at the outset, despite what is really but a bleak landscape, we feel that we have a number of reasons to be

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     optimistic. We have the highest quality combined exploration and exploitation inventory in our history. As a result of the various steps that we have taken to consolidate in the DJ and because of the reaggregation of the producing horizons that was made possible by the Amoco acquisition, we now have about 5,000 low risk, high rate of return projects in the DJ. In the Gulf Coast we have amassed, as I mentioned, about 20 major project areas, over 700 square miles of 3D seismic, and rights to about 250,000 acres. The last couple of years have been devoted to acquiring acreage and processing and interpreting the seismic. We're now beginning to harvest an ever increasing inventory of drill sites. As a result of the over 50 wells that we have drilled in the area and as a result of the interpretation of over 700 square miles of seismic, we've developed a real strong 3D technical expertise, particularly as it applies to the Hackberry, the Yegua, Vicksburg and Wilcox formations. As Jim mentioned, as we look forward to 1999, we anticipate a cap ex budget of between $65 and $75 million depending on prices. Drilling expenditures will be split fairly evenly between the DJ Basin and the Gulf Coast, and while plans are subject to adjustment depending on results, in the DJ we expect to undertake about 150 refracs, 15 to 20 new J sand drills, 20 to 30 J sand deepenings, and about 20 Dakota deepenings. In the Gulf Coast we expect to drill between 20 and 40 wells, development of previously drilled prospects will continue, and we anticipate new tests will occur in a number of prospects including Port Barre, Big Creek and Anuhvac, Bayou Choupique and Bayou Shafer-Ramos. We will be shooting at least another 200 square miles of additional 3D seismic during the year also. Finally, despite low product prices and limiting spending to our cash flow, we believe that our defined projects will allow us to increase our production by at least 20% during 1999, and provide meaningful reserve growth. And with that I would like to open it up for questions.

Operator: Thank you Sir. The question and answer session will be conducted electronically. If you would like to ask a question you may do so by pressing the

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     star key followed by the digit one on your phone. Our first questions from
     Ellen Hannon-with Bear Stearns.

Man: Hi gentlemen. This is Lasan Johong actually. Ellen couldn't make it, but congratulations on a great, excellent operational performance. Unfortunately, the pricing seems to have been pretty cloudy. Couple questions on going from your accounting decision to go from your full cost to successful efforts. Your DD&A seems to have gone from about $5.50 per BOE to about $5 per BOE. Kind of wondering why that is, even giving some way to the f$5 million ((inaudible)) write down it doesn't seem like it should go down that much. And so therefore, going forward, I'm wondering what the rate should be and, also, could you go over your Gulf Coast plan again for 1999? I missed it because you went through it really fast. So, that's the two questions I have right now.

     Jim Duffy: Okay, first with respect to DD&A, without getting into a lot of detail, the calculations are really quite different under full cost and successful efforts because you do it on a field-by- field method. In any event, we anticipate that for 1999 and beyond we will have a DD&A rate of right around $5 per BOE and that includes more than just depletion. That also includes non-oil and gas properties. So our rate is definitely lower under successful efforts which is typically the case. We would expect it to continue in the low $5 range at least for the foreseeable future. With respect to the plans for the Gulf Coast, as I mentioned the cap ex budget in total will be between $65 and $75 million. Some will be allocated to acreage in seismic but on the drilling dollars, we expect that to be split pretty evenly between the DJ and the Gulf Coast. What that means for the Gulf Coast is that we expect to be drilling between 20 and 40 wells. These will include both follow up drilling on prospects where we already had discoveries and some tests on a number of new prospects. We also expect to shoot about 200 square miles of additional 3D seismic during the year.


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Man: Okay, great, thank you.

Operator: Our next question comes from Bill Dezellem with Financial Aims
     Corporation.

Bill Dezellem: Thank you. Following up on the last question would you please remind me of what you're looking for in terms of production in 1999 total BOE. What I'm looking for is total DD&A for 1999.

Jim Duffy: Well, as you know, we tend not to provide projections particularly in these kinds of calls. I will tell you that in working with the analysts and providing them with the information about our programs, most of the analysts currently have us at a little over 13 million BOE for 1999.

Bill Dezellem: So it's a very simple. 13 times five gets you to about $65 million DD&A next year plus or minus.

Jim  Duffy: That's right.

Bill Dezellem: That's fair. Second question for you. Relative to the Amoco properties, you have reduced operating costs I believe you said in the call by 14%. Is there any additional reduction in operating costs that you anticipate getting out of those properties that would be part of your initial push with them as opposed to the ongoing efforts you would have with any particular property.

Mike Highum: Actually, Bill, I may have misstated that just slightly, 14% was a reduction that we have experienced in our DJ Basin operations by integrating the Amoco properties into our existing operations and by building in additional efficiencies basically. So that is not just on the Amoco properties. Overall in our DJ operations, we've reduced the operating cost by $0.40 per BOE. There are


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     a number of different reasons for that. One is that obviously consolidation brings out efficiencies. The second reason is that, and it gets back to this--one of the reasons that we pursued the consolidation strategy and that is the reaggregation of these different producing horizons. As you can imagine, by recompleting or deepening wells we were adding significant production to well bores which effectively reduces your leasehold operating cost on a per unit basis. Since our plan for this next year is to continue doing the same kinds of activities, as you heard we have hundreds of them set up that include refracs, deepenings to the J sand, and deepenings to the Dakota, we would expect to have ongoing reductions in our leasehold operating expense per unit costs.

Bill Dezellem: Let me then come at it from a little different direction. If we were to isolate the Amoco properties for Amoco wells as the case may be, what did you see specifically in terms of a reduction in operating costs for those properties alone? And do you anticipate getting more out that would be part of the initial piece. It sounds like the answer is yes because you had a multi-year program as opposed to this being part of any ongoing business.

Mike Highum: Well, it really isn't possible for us to answer your question because we don't know what Amoco's operating costs were before we took over the wells. Therefore the threshold point is the operating cost that we had at the beginning point of acquiring their wells which is our operating cost. But we do expect to continue to be able to wring additional efficiency out. I don't know of any other company that has a lower combined LOE and G&A per BOE. There might be someone out there, but I don't know who they are. Nonetheless, I do think that we'll be able to get additional efficiency out of these wells.

Bill Dezellem: The reason I ask the question, you know, I'll drop it after this, that if we go back almost a year ago, you folks were talking about, at least to the best of my recollection, a 20% reduction in the operating cost of the Amoco properties.

     I'm simply trying to collaborate whether that was a goal which was achieved or whether that was illusive in 1998.

Mike Highum: No, I'm not sure I remember exactly what you are talking about. I can tell you that we operate those properties for well below 20% of what Amoco operated them at. That was part of our analysis when we acquired the properties. In our hands they're cheaper to operate. We also thought building into that, now that I think about it, that did include the fact that we were anticipating utilizing existing wellbores to conduct activities and thereby increasing production through them. As you can see, we already got a majority of that during this year and we will experience more next year. So I think that 20% number is achievable, even beginning with our operating costs. And, bear in mind, we're not just talking solely about the Amoco properties here but the number I gave you is for all our DJ properties.

Bill Dezellem: So it sounds as though if we were to go Amoco only, that yes, you have achieved that and there's still more to come. If we're looking at all the properties combined there in the DJ, that it's very well on its way and with additional work in 1999 you'll most likely be there.

Mike Highum: Yes, I think that's most likely true.

Bill Dezellem: Thank you.

Operator: We'll now move to Charles Wyman with Morgan Stanley.

Charles Wyman: Good afternoon. Quick question. What was your current cash balance at year-end? I know on your disclosed is current assets and current liabilities. I was wondering if you could break out for us the amount the current assets that were cash and the amount of the current liabilities that were short term debt.

Jim Duffy: We had just right at $10 million in cash, and there is virtually no long-term debt included in current liabilities.

Charles Wyman: What is your current borrowing base and availability?

Jim Duffy: $280 million is the base. We have $230 million out so we have availability of $50 million.

Charles Wyman: Could you go through your current hedges?

Jim  Duffy: Do you want them by bases Charles, or you just want them overall?

Charles Wyman: Overall, how much of your production you have, and if you can give us roughly what price they would average out to be hedged at.

Jim Duffy: I think I gave that a minute ago. Let me just get to it here. On a going forward basis, we have real close to 60% of our 1999 production and 1999 gas production hedged at just under $2 per MCF. We have a little over 40% of our oil production and we're adding to that even today. So probably closer to 45% of our oil production is hedged at just under $15 net both of those are net back to the wellhead prices.

Charles Wyman: One last question. Your cap ex budget of $65 to $75 million--how much of that, roughly, do you anticipate spending on exploration?

Mike Highum: Do you include seismic and land in exploration?

Charles Wyman: Well, if you want to break that out, too, that would be great.

Mike Highum: I would say about half of it. But bear in mind that when I say half of it that means I'm really allocating half to the Gulf Coast and calling all costs there exploration even though a number of those wells will be follow up wells in project areas where we've had discoveries and we are running at about a 70% success rate there.

Charles Wyman: So that cap ex budget is $60 to $75 million. How much of that will be land and seismic and how much of that will be drilling?

Mike Highum: No more than $10 million would be land and seismic and the rest would be drilling.

Charles Wyman: Would that land and seismic be almost entirely in Gulf Coast or would you have some of that in the DJ, too?

Mike Highum: Most entirely in the Gulf Coast. We might do a little bit on DJ and a little bit in the Northern Rockies.

Charles Wyman: Wonderful, thank you very much.

Operator: The next question comes from Chris Sheehen with John S Herold
     Research.

Chris Sheehen: Yes, gentlemen, of the 38.4 million BOE reserve adds how much was attributable to the new field spacing rules in the DJ. Was it the 29 million BOE talked about in the second quarter?

Mike Highum: Boy, Dale, are you on the phone?

Dale: Yes I am, Mike. Approximately half of that was as a result of the field rule change in the J sand down spacing and about half of that was as a result of reserves we booked related to Codell refracs.

Chris Sheehen: Okay, so when you spoke about, I believe it was the second quarter ((inaudible)), about the 29 million BOE of additional bookings, were there some revisions downward from that?

Dale: We've had 16 million BOE of reserves that were essentially unbooked as a result of year end product prices.

Mike Highum: Let me clarify that a little bit for you. About 30 million of the 38 million were attributable to the DJ. The remaining were basically attributable to Gulf Coast and of the 30 million attributable to the DJ approximately half was down spacing of the J sand.

Dale: I should also point out that we haven't booked all of the reserves out there. I mean it isn't like we went in and booked everything that was available.

Man: Mike I think one of Chris's questions is how does that relate to what we said in the second quarter and I think that ratio is about the same in the second quarter. Half of that was from J sand down spacing new reserves and half from Codell refracs.

Chris Sheehen: Okay, thanks very much.

Operator: John Selser from Lehman Brothers now has the next question.

John Selser: Jim, the hedging that you gave out on the yearly basis, how's that on a quarterly basis? Is it spread pretty evenly or--?

Jim Duffy: It is, actually. It's very even although we have, at the moment, less gas hedges in the November-December months this year. We're beginning to add to those currently, but most of our gas hedge position runs out through the end October pretty evenly quarter to quarter. We're a little more heavily hedged in the first quarter. We have about 60% of our gas production hedged in the April-October period during different months and then oil is pretty even from April and beyond and a little heavier in the first quarter. At some point I can give you specific quantities by quarter if you want them, John.

John Selser: Yeah, I'll follow up on that on another call. The other things I mean you covered so much very thoroughly, but at the M. Half Circle, do you think you have some follow up wells there?

Mike Highum: Tony, are you on?

Tony Church: Yes. We've got an additional deeper target there, but in terms of specific development as in PUD offsets, there would be none on this well. In terms of prospects in the area with a similar look, we do have two additional follow up potentials.

John Selser: And what's the status of the well at Big Creek and then when might you think you could spot a well at Point Barre?

Tony Church: The status of the well at Big Creek is that we're drilling right now. We would hope to be at TD probably early next week, logging thereafter. In terms of Port Barre, we've had a little bit of trouble with a land piece that we're trying to get into place right now. So I'm guessing that we're probably still 6 weeks away at least, maybe 2 months away from a spud at Port Barre.

John Selser: But possible this year then?

Tony Church: Oh absolutely.

Operator: Our next question comes from Bruce Mahood with Mahood Investments.

Bruce Mahood: Yes, when is the borrowing base schedule to be reviewed?

Mike Highum: We'll begin the process within the next 60 days and we'll have a formally predetermined volume base, Ted, by when?

Ted: I would say by the beginning of April.

Bruce Mahood: Okay, with the long term debt now exceeding the PV 10, do you anticipate the borrowing base being lowered?

Jim Duffy: I don't anticipate it being lowered or at least not significantly. The long term debt exceeds the PV 10 using December 31 prices only; it doesn't exceed the future strip prices and some other. . .. I mean, depending upon the price deck you use, you get very different results, obviously, so we don't I mean we actually have on a sort of bank debt to PV 10 basis using the bank's price deck we have significantly more PV 10 per outstanding bank debt this year than we did last year. We do not anticipate there being a boring base issue.

Bruce Mahood: Okay, thank you very much.

Operator: Evan Templeton with Bank Boston Robertson has the next question.

Evan Templeton: Just two quick questions. First of all, can you give the current production rates and also you mentioned the possibility of non-core asset sales. Just how can you give us an idea of what magnitude and from where.

Jim Duffy: I'll answer the second one first. We still have a few packages in the DJ that we're working on that are sort of part of our ongoing project where we are continuing to divest the non-core parts of that. It could be as much as $10 to $15 million of divestitures over the course of the year. When you say production rates, are you looking for end of quarter exit rates by area, is that what you want?

Evan Templeton: Yeah, if you can give that actually and current rates that you're producing it by area, that would be helpful.

Jim Duffy: I don't have them as of today but I suspect they're not terribly different than this. Do you want them by BOE, oil, gas or how?

Evan Templeton: BOE is fine.

Jim Duffy: Okay. BOE in the DJ--we're currently producing right around 21,000 BOE a day--that's just DJ, non-Amoco. The Amoco piece is about 9,000 and on the Gulf we're close to 11 hundred BOE per day.

Evan Templeton: Great, thank you.

Operator: Seth Appel with Wexford Management has the next question.

Seth Appel: My questions have already been answered thank you.

Operator: Jeff Robertson from Salomon Smith Barney has a question.

Jeff Robertson: Good afternoon. A number of my questions have been answered, but Mike, can you talk about the reserves that you've found and the successful Dakota wells? Were there any surprises in what you drilled there?

Mike Highum: Dale, do you want to talk about that?

Dale: Sure. The Dakota has been a really great program as Mike mentioned in the press release. We had finding costs of about $2.40. The reserves were pretty close to what we were expecting. If you really went into this and you look back in time a year ago we were expecting slightly better finding costs. It really was cost driven as a result of problems and really getting up the learning curve and where we think we...depending how best to get the gas out of the ground. But really the reserve area is pretty much on projection--the cost you know. We were hoping for better than $2.40 a barrel, even though $2.40 is a very good number.

Seth Appel: Okay. Are you, what kind of cost trends are you seeing service wise in the DJ?

Dale: They're down. We're seeing from a drilling standpoint . . . as you know steel prices are down. That's helping our pipe prices. We have seen some small reductions in our frac cost as well as various other vendors. Rigs are slightly down. Service units are down a little bit more. So we have seen slight decreases. Keep in mind that the DJ doesn't exactly follow the national trend of the big ups and big downs. We haven't seen that big of swings. We saw a fairly sizable decrease, I would say, last April-May in our frac costs and quite honestly, we're continually doing that as a result of both. Optimizing our design as well as seeing some small reductions in vendor pricing.

Mike Highum: Seth, this is Mike. Just to elaborate on a couple of things there real quickly. The results we're achieving from the Dakota, as Dale says, overall are consistent with what we expected. It's a very complex channel system and with different types of sands. In different areas, the results are pretty variable. We can go from no production to a couple million a day. Fortunately, these are deepenings, so the cost is a lot less than a stand-alone well. What Dale said--the costs were a little bit higher because of some problems that he referred to. What he's really talking about is most of these deepenings are in wells we took over from Amoco and we're finding at times that Amoco left things in the bottom of the hole and other issues like that which complicate our ability to deepen them. So where we don't have Amoco putting stuff in the bottom of the wellbore, we're able to complete these relatively easy and cheaply.

Seth Appel: Mike, do the 38 Dakota data points that you have now change your interpretation much where the success rate ought to improve over time?

Mike Highum: Dale, what do you think?

Tony Church: This is Tony actually. Our sub surface stratigraphic interpretation is excellent and there's no question that we have more data incorporated into our understanding than anybody else. But with that said, we've clearly identified and worked our way out from the sweet spots and the background statistics are not changing, all that dramatically, as to where the overall program is going. That is internal to us at least, not relative to industry wide statistics.

Seth Appel: Okay, and then lastly, Mike, are you doing any thing on either exchanges with the other operators out there to kind of consolidate more of the interest in wellbores?

Mike Highum: Well, as you know, we did one deal this year and there are, its fair to say that there are continuing conversations all the time. I think that you'll see more consolidation. I actually think that you're going to see consolidation go beyond just the property level. Ultimately this field needs to be consolidated from a pipe and processing standpoint also.

Seth Appel: Have the BP/Amoco or the Sempra/KN Energy deals changed much as far as the pipe and processing?

Mike Highum: It hasn't changed much yet.

Seth Appel: Okay do you foresee that?

Mike Highum: Actually, to tell you the truth, I think that both of those transactions provide additional opportunities.

Seth Appel: Okay, all right, thanks.

Operator: If you have a question that has already been answered you may remove yourself from the que by pressing the pound key. Our next question comes from Bernie Casey excuse me with Fort Washington Investments.

Bernie Casey: What was your cap ex in the fourth quarter?

Jim  Duffy: Hang on, in the fourth quarter it was approximately $20 million.

Bernie Casey: And the line exploratory and abandonment costs is that something that was previously capitalized or?

Jim Duffy: Yes, well, the abandonment costs are part of the successful efforts method and on a continuing basis we will be expensing that in non-successful as well as non-productive drilling cost on our exploration projects. That's the other piece that's in there.

Bernie Casey: So you had $20 million that was capitalized and then there was another $9.5 million that was expensed but it was kind of. . ..

Jim  Duffy: Yeah, that was a non-cash charge.

Bernie Casey: That was a non-cash charge.

Jim Duffy: Right, that was an impairment or a write-off of costs that were previously on the books.

Bernie Casey: Okay, so that's not something that will be a much lower number going forward?

Jim Duffy: It shouldn't be anything because basically, as I said earlier, the only two ongoing cost centers we have at this point under successful efforts are the DJ and the Gulf Coast. And at the present time we have a very significant cushion for any further impairment. We've written off virtually all the cost on other project areas. So we don't anticipate there being, at least in the near future, any additional impairment charges.

Bernie Casey: Okay, now, how do your reserves break down by region?

Jim Duffy: Well, we have just a little over 4 million BOE of reserves in the Gulf Coast at year end and the balance is in the DJ.

Bernie Casey: How much capital have you guys invested in the Gulf Coast to date?

Mike Highum: Well most of the capital we've invested in the Gulf Coast to date has been in land and seismic. So you wouldn't expect to see any of that reflected in year-end reserves. We've spent about $50 million total in the Gulf Coast and about $12 million of that to date has been in drilling.

Bernie Casey: Okay, that's been what I'm trying to . . ..

Mike Highum: But that number is converting. We've spent a couple years putting together all of the prospects, the seismic and the acreage. As we go forward, more and more of it will be spent on drilling. The discounted future net cash flow from wells drilled is running about 3.5 to 1 on drilling dollars spent.

Bernie Casey: Okay, now, with regards to any future bank adjustment, is there a formula, I mean I would assume that there will be a downward revision in that--is there a formula that they go by based on PV 10, or I mean. . . .

Jim Duffy: There is a formula. Obviously, it's not one they share widely but I will tell you that in our discussions with the bank, our calculations show that using their current prices, primarily because we really did not have a stretch borrowing base at all--based on last year's reserves that when you take into account the debt that was repaid as result of the sale of the Mid-Continent properties, the bank debt that was repaid as a result of the subordinated notes, and you compare that to the reserves in the PV 10 to even lower prices at December 1998, you could actually make a pretty good case that the borrowing base should be increased. We don't need it; we don't intend to do that at this point in time, and obviously its up to the bank or the bank group, so you know anything can happen. But we do not anticipate there being any particular issues at all in our borrowing base.

Bernie Casey: Thank you.

Operator: Our next question comes from Paul Leibman with Petrie, Parkman and Company.

Paul Leibman: Good afternoon.

Man: Hey, Paul.

Paul Leibman: If I'm not mistaken, DJ gas production is getting back to the peak it hit back in the early 1990s. I'm just curious, is there a market locally for all of the DJ gas that's being developed, and how are you currently marketing your DJ gas? And might you comment on where you see differentials.

Mike Highum: Dale, or Jim, do you guys--?

Dale Cantwell: As far as the market goes, the front range is a very big, dynamic, growing market. If nothing else, we see it getting bigger and bigger, particularly with a lot of the announced co-gen and generation activities that are forthcoming here fairly shortly. That's the first thing. We're selling a lot to both the electrical market as well as into typical industrial commercial sources. How we market it really has not changed a lot. We're out there as usual looking for the highest prices and selling it both long term and short term trying to optimize our portfolio.

Jim Kincaid: This is Jim. One of the biggest things over the course of the last year has been HS willingness to make sure the quantity moves by taking certain spread risks among pipelines as well as willingness to trade basis into the forward months to make sure we realize our corporate goals. Regarding your comment on basis going forward, there's been a continuing trend to narrowing basis in the Rocky Mountains versus the Gulf Coast. This past winter, Rockies was indeed the strongest area in the country. Going forward we see basis about $0.10 narrower for the April-October timeframe versus last year. So we've been commenting for the last two years that we see a narrowing difference between Wyoming production and Mid-Continent production and the current marketplace gas produced in Denver is as much like Mid-Continent gas as it's ever been. I mean it's trading virtually flat, if not over the Mid-Continent ten months out of the year.

Mike Highum: For those of you who don't know who that is that's Jim Kincaid who's head of HS Energy Services that handles all of our marketing and trading activity.

Man: You know, Paul, one of the--I mean, this is sort of embedded in what both
     Jim and Dale were saying, but one of the really key differences now in the DJ versus the way things were earlier in the 1990s is that the amount of additional pipeline capacity in the DJ is significantly greater now than it was a few years ago. So we have access to pipelines for the purpose of exporting gas, particularly in the non-winter months. We basically keep most of our gas on the local markets in the winter. But we now have a great deal of relatively low cost transportation out of the basin to move gas into these other markets in the non-winter period.

Jim Kincaid: And I would say that we ((inaudible)) into two ways. Number one: we seek to hold the transportation in our name with a low fixed cost obligation so if we use it that's great; if we don't, it doesn't cost as much. Then there are also financial tools available now that weren't there before. It's very easy to trade certain financial and swap instruments. They give us huge flexibility in what we do literally everyday, with how our gas is sold. So flexibility in terms of physical transport, as well as the financial options, help us tremendously.

Paul Leibman: So again, you're not running into any gathering or marketing bottlenecks in terms of your ability to move growing volumes of gas out of the DJ.

Man: NO.

Mike Highum: Well let me qualify that on the marketing side. Paul, if we undertook an unlimited program, we would run into some constraints and we have built that into our cap ex planning. We would run into some pipeline constraints if we unleashed a sort of unlimited exploitation program above what we've talked about and laid out as our plan for this next year. There are a number of different issues associated with this including compression on the line, and our cap ex program is built around that. Nick, would you care to elaborate on that at all.

Nick Sutton: That's a fair statement. We're also working with the various third parties that facilitate the movement of our gas and identifying and eliminating any bottlenecks that we might see.

Man: We're well aware of what constraints are and they are built into a nifty program that Nick developed that does a linear programming and portfolio analysis and determines the weighting of and types of the projects that we do in the DJ.

Paul Leibman: Well, I'm glad somebody's tracking all the molecules. Thanks a lot.

Operator: We'll now move to Tuan Pham with Morgan Stanley.

Tuan Pham: Yeah, just a couple questions. What were the net tax benefits from property impairments and sales for the fourth quarter of 1998 and fourth quarter of 1997? And secondly, do you have a net income number for the quarter? Being the fourth quarter of 1998 using the full cost method?

Jim Duffy: We don't have that, although we could probably get something for you. But we don't have it; we have not calculated it as yet. Does anybody in San Francisco have the tax benefit number from the impairments.

Tuan Pham: As well as sales.

Woman: No, Jim.

Jim  Duffy: We will get back to you with that.

Tuan Pham: Okay, thank you.

Operator: We have a follow up question from Jeff Robertson with Salomon Smith
     Barney.

Jeff Robinson: Hi Jim. Can you give me the capitalized interest number for the fourth quarter?

Jim  Duffy: Yes, it was $2.3 million.

Jeff Robertson: Will that change much going forward now under successful efforts?

Jim Duffy: Well, it will be less than it has been in the past just because we no longer have to capitalize interest on some of the G&G and other costs that are accumulated in the undeveloped account. Under the accounting rules, we don't have any choice but to capitalize this interest. It's not because we want to obviously. So that account has been significantly reduced as a result of writing-off all the G&G and some of the other costs that have come out of the undeveloped accounts. So the number will be smaller going forward and that probably represents a reasonable quarterly estimate on a going forward basis for at least the next couple of quarters.

Jeff Robertson: Okay and did you all file an 8-K with the other quarters restated last year? Have you done that yet?

Jim Duffy: We've not, no. This is the first time we've released these numbers but we definitely will amend all the previous years and quarters.

Jeff Robertson: Okay, thanks.

Operator: Ellen Hannon-with Sterns has another question.

Lasan: Hey guys this is Lasan again. Just a quick, back of the envelope calculation tells me that if you're going from about $3.14 per BOE on your debt cost to about $2.75, that implies rough debt to total capital ratio of about 65, 66%, is that right?

Jim Duffy: Well, you've got to build into the equation some reserve growth. too. So the $2.75 is sort of our estimate of what we think we can do to bring down some debt and our estimate of what we can do to increase reserves.

Lasan: So, you're attacking it from both directions.

Jim Duffy:  Yeah.

Lasan: And a follow up question on one of the other questions that were asked.
     Kind of alluded to the fact that there's some opportunities in the marketplace to do some consolidation in the DJ and in the Gulf Coast. Are you guys looking at anything specific or is it just something that you are speculating on?

Nick Sutton: I'll answer that, Mike. We are always in the market. We are always looking at opportunities. We don't comment on whether it's general investigation or whether there's any thing specific. Mike talked earlier about core competencies, and we think one of our core competencies is the ability to move quickly and intelligently on opportunities when they arise so its just part of what we're doing. We do believe that there are opportunities out there and there will continue to be opportunities.

Lasan: Okay, thank you.

Operator: We have a follow up question from John Selser with Lehman Brother.

John Selser: Yeah, Jim ,you gave the current production and equivalent. Do you have that in oil and gas broken out?

Jim : Yeah, I've got the DJ as I said in two pieces. It's with and without Amoco so I'll give you without Amoco first. Oil is 4,800, gas about 99 million. Amoco is 1,000 barrels of oil a day and about 48 million in gas. The Gulf Coast is just under 6 million a day in gas. And a couple hundred barrels of oil.

John Selser: Alright, thank you.

Operator: Again if you have a question you may ask your question by pressing the star key followed by the digit one on your phone.

Nick Sutton: While we're waiting for that, I might ask a question of Jeff
     Robertson. I see where today Jeff and Tom and his other colleagues raised their call on 2000 gas to $2.75 and if he would comment on that I'd be happy to provide him time on the mike. Yeah, he might be blocked out from commenting right now.

Operator: Are you speaking of Mr. Church?

Man: No, Jeff Robertson.

Man: From Salomon Smith Barney.

Operator: Mr. Robertson, if you would like que back up please. I appears that are there more questions, Mr. Highum, I will turn the call back over to you for any additional or closing remarks.

Mike Highum: I just want to thank everybody for listening in. As I said, I think that despite the fact that it is a pretty tough environment right now we had a good year and we expect to have an even better year in 1999. If you have any additional questions or you'd like any additional information, please feel free to contact any of us here and we'll get to you. Thank you very much.

Operator: That concludes today's conference. Thank you for your participation and have a good day.

                                             END